UNITED STATES
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Doral Financial Corporation

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The following memo was distributed to Doral Financial Corporation employees on June 25, 2007.

To:	All Employees

From:	Glen R. Wakeman
CEO & President

Date:	June 25, 2007

Subject:	Update — DFC Recapitalization Process *
Fellow employees:
As part of our commitment to transparency in our processes and communication with you, I would like to inform the following:
1.	After completion of a due diligence process, FBOP Corporation (FBOP) has notified us that it has decided not to proceed with its previously announced proposal to invest in Doral. On its letter dated June 23, 2007, FBOP, who is the second largest shareholder of our Company with approximately 4.6% of our shares, indicated that it currently plans to vote in favor of the transaction between Doral and Doral Holdings Delaware, LLC (“Holdings”). “Holdings” is a new entity formed by Bear Stearns Merchant Banking and other investors, including Marathon Asset Management, Perry Capital, the D.E. Shaw group, Tennenbaum Capital Partners, Eton Park Capital Management, Goldman Sachs & Co., Canyon Capital Advisors and GE Asset Management. FBOP thanked Doral’s Board, management and employees for the assistance and cooperation given throughout the due diligence process.

2.	As previously informed, the proposed investment transaction between Doral Financial and Holdings provides for the issuance to “Holdings” of $610 million in shares of common stock and would result in “Holdings” owning 90% of the Company’s outstanding shares.

3.	The approval of this transaction on the shareholders annual meeting slated for Tuesday, July 17 would position Doral as a successfully recapitalized company, allowing us to move forward with our growth and solidification plans and achieve our objectives in a timely manner.**

4.	Achieving the recapitalization is vital to DFC, to the shareholders, to you and to the communities we serve, as well as to Puerto Rico’s economy.

5.	Our company’s transformation process has been designed to grow Doral Financial’s profitability. It entails, among other components, transforming Doral Financial into a community banking organization, providing our customers with state of the art products and services to
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meet their needs, operating with strong controls and procedures and reinvigorating the Doral brand for not only Puerto Rico but the broader U.S. Hispanic communities.
6.	As previously announced, Doral Board members Edgar Cullman, Jr. and John Ernst and certain members of their families, who collectively own approximately 10.7% of the Company’s outstanding common shares, have agreed to vote in favor of the Holdings transaction, subject to customary conditions.

7.	Doral Bank, which continues to be well capitalized from a regulatory perspective, and is moving forward with its growth plan, represents the engine that will allow us to build the world class Doral we all envision.

8.	You are also urged to read our definitive proxy statement, which has been filed with the Securities and Exchange Commission and is available at www.sec.gov, because it contains important information.
Thank you all for the support provided to FBOP on its due diligence process, as well as the support provided to other companies involved in the recapitalization process, example of our corporate values of “collaboration and service”.
I count on you to continue transforming Doral,
Glen
*Reference: News release distributed today at 7:32am, available at www.doralfinancial.com
**Annual Shareholders Meeting
Tuesday, July 17, 2007
2:00pm
3rd floor, DFC
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